EXHIBIT 4.57

Warranty 005

Security Deposit Pledge Contract

Contract No. [2011] 0059-8605-081

Pledgeor (Party A): Dongguan Lite Array Company Limited

Company Address: Galaxy Ind. Area, Qingxi, Dongguan Province, PRC

Postal Code: 523656

Legal Person: John C.K Sham

Fax: 0769-87738870-863

Tele: 0769-87738870-813

Pledgee (Party B): Construction Bank of China, Dongguan Branch

Company Address:	No.5 Sport Rd., Jian Sheng Building, Nancheng District,
Dongguan Provision, PRC

Postal Code: 523071

Person in charge: Li Hongmao

Fax: 0769-22818518

Tele: 0769-22818998

To ensure the performance of the Cooperation agreement on oversea agency payment business with China Construction Bank Co. Ltd (hereinafter referred to as Main Contract, contract No. DGHWDF2011020) that is reached and entered into by and between Dongguan Lite Array Company Limited (hereinafter referred to as “debtor”) and Party B, and to ensure the realization of party B’s claim, Party A is willing to provide Security Deposit Pledge Contract for the debt generated in the Main Contract that is reached and entered into by and between The Debtor and Party B. The contract is reached and entered into by and between Party A and Party B in accordance with relevant rules and regulations through friendly negotiation.

1.	Party A is going to provide pledge guarantee via the amount in the special account of special deposit agreed in this contract.

2.	The special account of special deposit

Party A should pay into the account the special deposit RMB 14.43 million within 3 working days from the day this contract is signed. Party A is not allowed to use, transfer or dispose in other ways the fund in this account without the agreement from Party B. The account name: Dongguan Lite Array Company Limited, the account number: 44001779508049133388; bank of deposit: Construction Bank of China (Dongguan) Qingxi Branch.

Both Party A and Party B agreed to pay the interest of the security deposit according to the following interest rate: one-year fixed deposit rate set by People’s Bank of China. The interest would be paid into Party A’s special account by Party B directly, and Party A would provide pledge guarantee for Party B’s claim.

Party A should provide other guarantees acceptable to Party B should this account is frozen or deducted by judicial authority or other authorities with the same rights.

3.	The scope of pledge guarantee

The scope of guarantee of this contract is the No.1 in the following list:

a.	All the debt included in the main contract, include but not limited to all the capital, interest (compound interest and default interest), penal sum, compensation and other funds Debtor should pay to the Party B (include but not limited to relevant commission charge, telecommunications fee, incidental expenses, relevant banking charges which beneficiaries outside the country unwilling to bear etc.), fees that caused by Party B’s realization of claim and warranty (include but not limited to legal fare, arbitration fee, property preservation fee, travel charge, execution fee, evaluation fee, auction fee, notarial fee, service fee, announcement fee, legal fee).

b.

The capital included in the main contract (currency)          and interest (compound interest and default interest), penal sum, compensation and other funds Debtor should pay to the Party B (include but not limited to relevant commission charge, telecommunications fee, incidental expenses, relevant banking charges which beneficiaries outside the country unwilling to bear etc.), fees that caused by Party B’s realization of claim and warranty (include but not limited to legal fare, arbitration fee, property preservation fee, travel charge, execution fee, evaluation fee, auction fee, notarial fee, service-fee, announcement fee, legal fee).

4.	Alteration of contract

a.	Party A would agree to guarantee the debt in the altered main contract should Party B and the Debtor agreed to alter the main contract (include but not limited to repay currency, mode of repayment, loan account, repayment account, spending plan, repayment plan, value date, expiry date for interest, alteration of starting date or ending date of the debt performance time should the time would not be extended).

Party A would only guarantee the debt in the main contract before alteration should Party B and the Debtor agreed to extend the time of debt performance or increase the amount of credit capital without the agreement from Party A.

b.	Party A’s guarantee should not be exempted in any of the following situations:

1). Restructuring, annexation, merger, division, increase or decrease of capital, joint venture, joint-operation, name alteration and so on occur on the part of Party B or the Debtor.

2). Party B entrust the third party to perform its obligations in the main contract.

c.	Party A should assist Party B and the third party in going through relevant procedures should the debt in the main contract is transferred to the third party.

d.	Party A should provide guarantee to Party B should the debt transformation in main contract is not come to effect, invalid, revoked, relieved.

5.	Realization of pledge

a.	Party B is authorized to deduct corresponding amount of money from the account should the Debtor fail to fulfill obligation or pre-matured debt, or violate other regulations in the main contract.

b.	Party A should not hinder Party B’s realization of pledge in any form (either in the way of action or inaction).

c.

Party A’s guarantee should not be exempted and Party B has the right to deduct relevant amount of money from the above account and Party A should have no dissidence no matter Party B has other guarantee for the debt in the main contract (include but not limited to guarantee, mortgage, letter of guarantee, backup letter of credit and so on), no matter the time of the set up of other guarantee, valid or not, whether Party B has posed claims to other guarantors, whether there is a third party agreed to bear part of or all the debt in the main contract, whether other guarantees are provided by the Debtor.

d.	Should Party A only guarantee part of the debt in the main contract, it should agree to continue to guarantee the rest of the debt within the guarantee scope in accordance with this contract even if part of the debt in the main contract is exempted due to the pay off, the realization of other guarantee right or any other reason which lead to the exemption of part of the debt in the main contract.

e.	If Party A only guarantees part of the debt in the main contract, it should promise to perform the subrogation right or recourse to the Debtor or other guarantors should the debt in the main contract is not paid off yet after Party A’s guarantee take effect.

Before Party B’s claim is totally paid off:

1).	Party A agrees not to promise to perform the subrogation right or recourse to the Debtor or other guarantors; should Party A realize the right above due to any reason, it should use this amount of money to pay off the claim of Party B.

2).

Should there is guaranty for the debt in the main contract, and Party A agrees not to pose claims on this guaranty or the amount of money after this guaranty is disposed on the reason of not performing the subrogation right or recourse to the Debtor or other guarantors or any other reasons, the guaranty as well as the charge gained on its disposal should be used to pay off the unpaid claims of Party B.

3).	Should the Debtor or other guarantors have provided Party A with back bond, the charge gained by Party A on the basis of this back bond should be used to pay off the unpaid claims of Party B.

f.	Party A has had a full understanding of the interest risk. Party A should also have the liability to guarantee for the increased part should Party B adjusted the interest rate, measures of calculating the interest or settling the interest according to the clauses in the main contract, or according to the national policies, which lead to the increase in Party B’s repayable interest, default interest and compound interest.

g.	Should the main contract is invalid, ineffective, partially ineffective or is revoked, and Party A and the Debtor is not the same person, Party A should bear joint liability for the debt and the debtor generated by restoration of property or relief in the form of money. Party B has the right to deduct corresponding amount of money from the account above.

h.	Should the Debtor stand in debt in other forms apart from other debts in the main contract, Party B has the right to deduct the fund (either in RMB or other currencies) in Party A’s account created in Construction Bank of China (main body or branches) to pay off any due debt and Party A’s obligation under bond would not be exempted.

6.	Responsibility of breach of contract

a.	Should Party A have breached any of the clauses in this contract or its statement and guaranteed items is false, wrong, omitted, Party B has the right to conduct one or some of the following measures:

1).	Require Party A to correct its violation in a given time;

2).	Require Party A to provide a new guarantee;

3).	Require Party A to compensate the loss;

4).	Deduct corresponding amount of money from the above account;

5).	Relief measures permitted by law.

b.	Should the pledge fail to set up or the special account is frozen, deducted or Party B fails to realize the pledge fully and timely due to Party A’s reason, and Party A and the Debtor is not the same person, Party B has the right to require Party A to bear joint liability for its guaranteed debt and debtor within this contract, and Party B has the right to deduct corresponding money from this special account.

7.	Other terms

a.	Payables check and accept

As for all the payables of Party A in this contract, Party B has the right to deduct the fund (either in RMB or other currencies) in Party A’s account created in Construction Bank of China (main body or branches) without prior notice. Party A has the obligation to assist Party B in the process of foreign exchange settlement and sale or foreign currencies trades and Party A should bear the exchange rate risk.

b.	Use of Party A’s information

Party A has agreed Party B to let the People’s Bank of China and the Credit Risk Database approved by Credit Reference Department or other relevant authorities, departments to check its credit status. Party A also agrees Party B to provide its information to People’s Bank of China and the Credit Risk Database approved by Credit Reference Department or other relevant authorities, departments. Party A agrees Party B to have proper use of or disclose its information for business’s sake.

c.	Collection via announcement

Should breach of contract occurred on the part of Party A, Party B has the right to inform the authorities or departments concerned, and to make announcement in news media to urge Party A to repay.

d.	Validity of the evidence recorded by Party B

Unless there is reliable, certain contrary evidence, Party B’s internal record of capital, interest, fees and repayment history; transaction record or voucher of debtor’s repayment and interest payment made or kept by Party B all would regarded as valid proof of debtor-creditor relationship. Party A should not make any dissent based on the record, invoice, voucher made or kept by Party B.

e.	Reservation of rights

Party B’s right in this contract would not interfere with and exclude its right it has according to law, regulation and other contracts. Any tolerance, allowance, preference or delay on the execution of the rights regulated in this contract should not be regarded as abandonment of the rights and interest in this contract or permission or acknowledgement of the breach of contract and this would not interfere with or hinder the execution of this right or other rights and this would not cause Party B to have any form of responsibility to Party A.

Even if Party B does not exercise the right or delay this exercise or does not use up the relieve in the main contract, Party A’s guarantee in this contract would be exempted; but if Party B relieve the part of the debt in the main contract, Party A’s guarantee in this contract should be exempted to some extent.

f.	Should division, dismiss, bankruptcy procedures, revocation, cancellation, disputes occurred on the ownership of the special account occurred on the part of Party A, Party A should inform Party B as soon as possible.

g.	Debtor’s dismiss or bankruptcy

Party A should inform Party B as soon as possible should it known that the debtor has entered into the process of bankruptcy, in the meantime, it also should take part in the process of dismiss or bankruptcy to exercise the right of recourse in advance. Party A should bear the loss on its own.

Even if there is regulation in the item two, clause five in this contract, Party B’s right would not be damaged due to the transaction or its agreement with the reorganization plan during the bankruptcy process, and Party A’s guarantee would not be exempted due to this reason. Party A should not resist Party B’s proposes by using the conditions in the transaction and reorganization plan. As for the remained debt in the main contract that Party B has not repaid during the transaction or the bankruptcy process, Party A still have the liability to guarantee.

h.	Party A’s dismiss or bankruptcy

Should Party A dismiss or gone into bankruptcy, Party B has the right to take part in the liquidation process and declare even if the Party B’s claim in the main contract has not matured.

i.	Party A should inform Party B as soon as possible in the written form should Party A’s address or contact way have altered. Party A should bear the loss on its own should it fail to give timely notice.

j.	Other promises

Left Blank

h.	Dispute settlement

The disputes occurred during the performance of this contract should be resolved via negotiation. Should negotiation fail to work, solution one would prevail. Contents in this contract that is irrelevant to the dispute would continue to be carried out during the law suit or the arbitration.

1). Suit to the People’s Court in Party B’s location;

2). Submit [blank] to the arbitration committee (location of arbitration is left blank) and conduct the arbitration according to the existing valid rules and regulations. The adjudication would be final, which would be valid for both parties.

i.	Entry into force of the contract

This contract would come into effect after it is signed or sealed by the legal person (the person in charge) or authorized agent from both Party A and Party B.

j.	This contract is in triplicate:

8.	Party A’s statement and promise

a. Party A has a full understanding of Party B’s business scope and authority.

b. Party A has read all the terms and conditions in this contract and those in the main contract. Party B has already made instructions to corresponding clauses according to Party A’s requirement. Party A has had a full understanding of the meaning and legal consequences of all the terms and conditions in this contract as well as those in the main contract.

c. Party A is qualified to be a guarantor and Party A’s guarantee in this contract is in compliance with the laws and regulations as well as the Party A’s constitution and regulations in its internal documents and Party A’s guarantee has gained the approval of authority and/or national departments. Party A should bear all the responsibilities generated by its lack of qualification in signing of this contract.

d. Party A has confirmed that it has had a full understanding of the debtor’s asset, debt, business, credit, and business reputation, its qualification and limits of authority of signing this contract as well as all the content of the contract.

e. Party A’s pledge in this contract would not cause any damage to any third party and it not violate Party A’s legal and contractual obligation.

f. Party A has the legal ownership of the funds in the special account and no dissidents in this regard should occur.

g. The fund in this special account has no shared owners, or this pledge has gained the written agreement from other shared owners even though the shared owners do exist.

h. The documents and information provided by Party A to Party B on this pledge must be real and legal, accurate and complete.

Party A (seal)

Legal person (person in charge) or authorized agent (signature):	/s/ Sham Shu Qin

Dongguan Lite Array Company Limited	25March 2011

Party B (seal)

Legal person (person in charge) or authorized agent (signature):	/s/ Li Hongmao

Construction Bank of China Co. Ltd. Dongguan branch

25March 2011